Tidal Trust II 485BPOS

Exhibit 99.(d)(xlix)

SUB-ADVISORY AGREEMENT

(Return Stacked® ETFs)

This Sub-Advisory Agreement (the “Agreement”) is made as of April 24, 2026, by and between Tidal Investments LLC, a Delaware limited liability company, with its principal place of business at 234 West Florida Street, Suite 700, Milwaukee, Wisconsin 53204 (the “Adviser”) and ReSolve Asset Management Inc., a Canadian corporation, with its principal place of business at 401 Bay Street, 16th Floor, Toronto, Ontario, Canada M5H 2Y4 (the “Sub-Adviser”), with respect to each series of Tidal Trust II (the “Trust”) identified on Schedule A to this Agreement, as may be amended from time to time (each, a “Fund” and, if more than one Fund, together, the “Funds”).

BACKGROUND

A.           The Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), as a commodity trading advisor under the Commodity Exchange Act, as amended (the “Commodities Exchange Act”), and is a member of the National Futures Association (the “NFA”); and it engages in the businesses of providing investment advisory services and commodity trading advisory services.

B.           The Adviser has entered into an Investment Advisory Agreement dated January 30, 2024, as amended (the “Investment Advisory Agreement”), with the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of each Fund.

C.            The Sub-Adviser is registered as an investment fund manager in Ontario, Quebec, and Newfoundland and Labrador, and as a portfolio manager and exempt market dealer in Ontario, Alberta, British Columbia, and Newfoundland and Labrador. The Sub-Adviser is also registered as a commodity trading manager in Ontario and derivative portfolio manager in Quebec. Additionally the Sub-Adviser is registered as an investment adviser under the Advisers Act, as a commodity trading advisor under the Commodity Exchange Act, and is a member of the NFA; and it engages in the businesses of providing investment advisory services and commodity trading advisory services.

D.           The Investment Advisory Agreement contemplates that the Adviser may appoint one or more sub-advisers to perform some or all of the services for which the Adviser is responsible. The Adviser has separately appointed Newfound Research LLC (“Newfound”) as investment sub-adviser to each Fund pursuant to a separate sub-advisory agreement (the "Newfound Sub-Advisory Agreement"), under which Newfound is responsible for the day-to-day management of each Fund's securities portfolio, including determining the securities and financial instruments to be purchased and sold by each Fund, subject to the supervision and oversight of the Adviser and the Board. The Adviser has also separately appointed ReSolve Asset Management SEZC (Cayman) ("ReSolve Cayman") as futures trading advisor to certain Funds and their Subsidiaries pursuant to separate trading advisory agreements (the "Trading Advisory Agreements"), under which ReSolve Cayman is responsible for the day-to-day management of each such Fund's (and its Subsidiary's) commodities portfolio, including determining the commodity instruments to be purchased and sold, subject to the supervision and oversight of the Adviser and the Board. The Sub-Adviser's services under this Agreement are limited to trade execution and related operational services as described herein and are provided in the context of, and are complementary to, the services provided by Newfound and ReSolve Cayman under their respective agreements with the Adviser.

E.           Subject to the terms of this Agreement, the Sub-Adviser is willing to furnish such services to the Adviser and each Fund.

TERMS

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.            Appointment of the Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to act as an investment adviser and commodity trading advisor for each Fund (or each portion of a Fund’s assets allocated to the Sub-Adviser by the Adviser), for trade execution and other related services as described herein and subject to the supervision and oversight of the Adviser and the Board of Trustees of the Trust (the “Board”), and in accordance with the terms and conditions of this Agreement. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser except as expressly authorized in this Agreement or another writing by the Trust, the Adviser and the Sub-Adviser. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.             Sub-Advisory Services.

2.1.	The Sub-Adviser shall be responsible, at the direction of the Adviser or its Delegate, for the services described in this Section 2.1 and Section 2.2. For the purposes of this Agreement, "Delegate" means any person or entity identified on Schedule B as authorized by the Adviser to provide instructions to the Sub-Adviser, together with the scope of such person's or entity's Delegated authority.

(a)	Portfolio management duties, which shall include, but not be limited to, in consultation with the Adviser, (i) performing daily monitoring of: (A) Fund positions and variances from the most recently received portfolio disposition and creation unit basket instructions from the Adviser, (B) portfolio positioning with investment guidelines and alignment with the Fund’s target strategy, and (C) foreign currency positioning, including determinations as to the retention or disposition of foreign currency instruments and derivatives;

(b)	Negotiation of transaction-related agreements and confirmations, including ISDA master agreements and related documents, as well as opening brokerage and futures commission merchant accounts and take other necessary or appropriate actions related thereto, provided that all Fund assets shall remain in the direct or indirect custody of the Fund's custodian;

(c)	Overall portfolio risk management with respect to daily portfolio disposition and acquisition activities;

(d)	Implement trading decisions for each Fund in a manner consistent with Section 7 and in accordance with instructions provided by the Adviser or its Delegate in writing pursuant to mutually agreed upon notification protocols. In the event the Sub-Adviser requires clarification on a particular Adviser or its Delegate instruction (e.g., due to a potential regulatory or compliance issue), the Sub-Adviser will seek guidance from the Adviser or its Delegate prior to executing any transaction in question and shall not be obligated to execute any transaction until resolved by the Adviser or its Delegate; and

(e)	Assist in liquidity and valuation determinations for portfolio assets where reasonably requested by the Adviser.

The Sub-Adviser’s monitoring and risk management duties under this Section 2.1 are performed in support of the Adviser’s oversight responsibilities and for the avoidance of doubt do not constitute primary responsibility for investment decisions made by Newfound, ReSolve Cayman or the Adviser under their respective agreements.

2.2.	The Adviser hereby grants the Sub-Adviser the authority to manage each Fund’s creation unit, redemption and rebalancing processes, the discretion to determine whether such transactions are to be settled in cash or in kind (subject to the Adviser’s instructions and oversight) and the authority to execute such transactions, the authority to corresponding with the Authorized Participants on behalf of the Funds, and implementing activities necessary or incidental thereto. In addition, the Sub-Adviser shall have the authority to select members of securities exchanges, brokers, dealers, futures commission merchants, issuers, and other permissible intermediaries and counterparties (collectively, “Intermediaries”) to effect trade executions, in its sole discretion (subject to its best execution obligations as stated in Section 7). The Sub-Adviser may consider input from the Adviser regarding Intermediary selection or trading strategies; while retaining discretion over such decisions to act in a manner consistent with its best execution obligations.

2.3.	The Adviser acknowledges and agrees that the Sub-Adviser’s pre-trade reviews are intended solely to support the Adviser’s oversight responsibilities and shall not be construed to transfer or limit the Adviser’s ultimate responsibility for ensuring that all investment decisions and instructions comply with applicable law, regulation, and Fund governing documents.

2.4.	The Sub-Adviser acknowledges that the Board retains ultimate authority over the Funds and, notwithstanding any term of this Agreement, the Board may take any and all actions necessary and reasonable to protect the interests of the Funds’ shareholders.

3.	Representations of the Sub-Adviser.

3.1.	The Sub-Adviser has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.

3.2.	The Sub-Adviser is registered as an investment adviser under the Advisers Act and has provided its current Form ADV, including the firm brochure and applicable brochure supplements to the Adviser. The Sub-Adviser is registered as a commodity trading advisor under the Commodities Exchange Act, and is a member of the NFA.

3.3.	The Sub-Adviser maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Adviser and the Trust (i) of any material changes in its insurance policies or insurance coverage or (ii) if any material claims will be made on its insurance policies. Furthermore, the Sub-Adviser shall upon reasonable request provide the Adviser and the Trust with any information they may reasonably require concerning the amount of or scope of such insurance.

3.4.	None of the Sub-Adviser, its affiliates, or any officer, director or employee of the Sub-Adviser or its affiliates is subject to any event set forth in Section 9 of the 1940 Act that would disqualify the Sub-Adviser from acting as an investment adviser to an investment company under the 1940 Act. The Sub-Adviser will promptly notify the Adviser and the Trust upon the Sub-Adviser’s discovery of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

3.5.	The Sub-Adviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Sub-Adviser, its employees, officers, and agents. The Sub-Advisor also has adopted and implemented written supervisory procedures consistent with NFA Rule 2-9. Upon reasonable notice to and reasonable request, the Sub-Adviser shall provide the Adviser and the Trust with access to the records relating to such policies and procedures as they relate to the Funds. The Sub-Adviser will also provide, at the reasonable request of the Adviser or the Trust, periodic certifications, in a form reasonably acceptable to the Adviser or the Trust, attesting to such written policies and procedures, including written supervisory procedures.

3.6.	The Sub-Adviser shall implement and maintain a business continuity plan and policies and procedures reasonably designed to prevent, detect and respond to cybersecurity threats and to implement such internal controls and other safeguards as the Sub-Adviser reasonably believes are necessary to protect each Fund’s confidential information and the nonpublic personal information of Fund shareholders. The Sub-Adviser shall promptly notify the Adviser and the Trust of any material violations or breaches of such policies and procedures.

3.7.	The Sub-Adviser agrees to provide reasonable assistance with the liquidity classifications required under each Fund’s liquidity risk management program.

4.            Representations of the Adviser.

4.1.	The Adviser has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.

4.2.	The Adviser is registered as an investment adviser under the Advisers Act. The Adviser is registered as a commodity trading advisor under the Commodities Exchange Act, and is a member of the NFA, and each of the Adviser and each Fund is a “Qualified Eligible Person,” as defined in Rule 4.7 under the Commodity Exchange Act. None of the Adviser, its affiliates, or any officer, manager, partner or employee of the Adviser or its affiliates is subject to any event set forth in Section 9 of the 1940 Act that would disqualify the Adviser from acting as an investment adviser to an investment company under the 1940 Act. The Adviser will promptly notify the Sub-Adviser upon the Adviser’s discovery of an occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Adviser agrees to comply with the requirements of the 1940 Act, the Advisers Act, the Securities Act of 1933 Act, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act and the rules and regulations thereunder, and the rules of the NFA, each as applicable, as well all other applicable federal and state laws, rules, regulations and case law that relate to the Adviser’s services described hereunder and to the conduct of its business as a registered investment adviser and a commodity trading advisor and to maintain all licenses and registrations necessary to perform its duties hereunder in good order. The Adviser shall maintain compliance procedures that it reasonably believes are adequate to ensure its compliance with the foregoing.

4.3.	The Adviser has the authority under the Investment Advisory Agreement to appoint the Sub-Adviser and the Delegate, if any.

4.4.	The Adviser further represents and warrants that it has received a copy of the Sub-Adviser’s current Form ADV.

4.5.	The Adviser has provided the Sub-Adviser with each Fund’s most current prospectus and statement of additional information contained in the Trust’s registration statement and the Investment Policies, as in effect from time to time. The Adviser shall promptly furnish to the Sub-Adviser copies of all material amendments or supplements to the foregoing documents.

4.6.	The Adviser or its Delegate will provide timely information to the Sub-Adviser regarding such matters as inflows to and outflows from each Fund and the cash requirements of, and cash available for investment in, the Fund.

4.7.	The Adviser or its Delegate will timely provide the Sub-Adviser with copies of monthly accounting statements for each Fund, and such other information as may be reasonably necessary or appropriate in order for the Sub-Adviser to perform its responsibilities hereunder.

5.            Compliance. The Sub-Adviser shall comply with the requirements of the 1940 Act, the Advisers Act, the 1933 Act, the 1934 Act, the Commodity Exchange Act and the respective rules and regulations thereunder, and the rules of the NFA, each as applicable, as well as with all other applicable federal and state laws, rules, regulations and case law that relate to the services and relationships described hereunder and to the conduct of its business as a registered investment adviser and commodity trading advisor and to maintain all licenses and registrations necessary to perform its duties hereunder in good order. The Sub-Adviser also shall comply with the objectives, policies and restrictions set forth in the Registration Statement, as amended or supplemented, of the Funds, and with any policies, guidelines, instructions and procedures approved by the Board or the Adviser and provided to the Sub-Adviser. In performing the Sub-Adviser’s obligations hereunder, the Sub-Adviser shall use commercially reasonable efforts, in the execution and implementation of its duties hereunder, to avoid causing any Fund to fail to satisfy the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company if the Fund has elected to be treated as a regulated investment company under the Code. The Sub-Adviser shall promptly notify the Adviser if, in the course of performing its duties under this Section 5, the Sub-Adviser becomes aware of any circumstance that has caused or may cause a Fund to fail to satisfy the requirements of Subchapter M. For the avoidance of doubt the Adviser retains primary responsibility for ensuring each Fund's compliance with Subchapter M, taking into account investment decisions of the Adviser and the Delegates, as well as any other sub-adviser and trading advisor to the Funds.

6.            Proxy Voting. The Board has the authority to determine how proxies with respect to securities that are held by the Funds shall be voted, and the Board has initially determined to delegate the authority and responsibility to vote proxies for each Fund’s portfolio investments to the Adviser with the authority to delegate such responsibility to sub-advisers.

To carry out such proxy voting obligations, the Sub-Adviser shall initially have the proxy voting authority, if any, as set forth on Schedule A hereto (which may differ by Fund). The Adviser may revise the scope of the Sub-Adviser’s proxy voting authority upon the provision of at least 30 days’ written notice to the Sub-Adviser. Absent the Sub-Adviser’s provision of written notice to the Adviser declining such change, such a change shall be effective as of the later of the end of such 30-day period or the date set forth in such notice.

If Schedule A indicates “full” proxy voting authority, initially, the Adviser hereby delegates such proxy voting authority for a Fund to the Sub-Adviser. So long as proxy voting authority for a Fund has been delegated to the Sub-Adviser, the Sub-Adviser shall exercise its proxy voting responsibilities. The Sub-Adviser shall carry out such responsibility in accordance with any instructions that the Board or the Adviser shall provide from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and its fiduciary responsibilities to the Trust. The Sub-Adviser shall provide periodic reports and keep records relating to proxy voting as the Board or the Adviser may reasonably request or as may be necessary for the Funds to comply with the 1940 Act and other applicable law. Any such delegation of proxy voting authority to the Sub-Adviser may be revoked or modified by the Adviser at any time.

If Schedule A indicates “advisory” proxy voting authority, initially, the Sub-Adviser shall provide the Adviser, via a mutually agreed upon methodology, the Sub-Adviser’s recommendations with respect to how to vote proxies with respect to all or a sub-set of a Fund’s proxies. Notwithstanding such recommendations, the Adviser shall retain full proxy voting authority to decide how to vote all such proxies.

If Schedule A indicates “none” with respect to proxy voting authority, the Sub-Adviser shall have no proxy voting authority or responsibilities with respect to a Fund’s proxy voting obligations.

7.	Brokerage. The Adviser has delegated trading authority to the Sub-Adviser and, to that end, the Sub-Adviser shall have the trading authority set forth below in this Section 7 (Brokerage) for each Fund’s entire portfolio.

7.1.	The Sub-Adviser shall arrange for the placing and execution of Fund orders for the purchase and sale of portfolio securities, futures, swap transactions, options on swap transactions, forwards and other types of derivatives, foreign currencies or securities or other instruments denominated in foreign currencies, or derivative instruments based upon foreign currencies, including forward foreign currency contracts and options and futures on foreign currencies (collectively, “Financial Instruments”) with Intermediaries, and may negotiate brokerage commissions, if applicable, and other transaction terms. The Sub-Adviser shall seek to obtain “best execution” consistent with its relevant policies and procedures and its obligations under applicable laws and regulations considering all circumstances, the Sub-Adviser is authorized to place orders for the purchase and sale of portfolio securities for the Funds with such Intermediaries as it may select from time to time. The Sub-Adviser is authorized to execute account documentation, agreements, contracts and other documents on behalf of the Funds, as the Sub-Adviser shall be requested by Intermediaries and other persons or entities in connection with the services provided hereunder. Subject to Section 7.2 below, the Sub-Adviser is also authorized to place transactions with Intermediaries who provide research or statistical information or analyses to the Funds, to the Sub-Adviser, or to any other client for which the Sub-Adviser provides investment advisory and/or commodity trading advisory services. The Sub-Adviser also agrees that it will cooperate with the Trust and the Adviser to allocate brokerage transactions to Intermediaries who provide benefits directly to the Funds; provided, however, that such allocation comports with applicable law including, without limitation, Rule 12b-1(h) under the 1940 Act. Should the Adviser elect the right to direct brokerage, the Sub-Adviser and its Delegates shall not be obligated to seek best execution on such directed brokerage transactions.

7.2.	Notwithstanding the provisions of Section 7.1 above and subject to such policies and procedures as may be adopted by the Board and officers of the Trust or the direction of the Adviser or its Delegate and consistent with Section 28(e) of the 1934 Act, the Sub-Adviser is authorized to cause the Fund to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Sub-Adviser has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Funds and to other funds or clients for which the Sub-Adviser exercises investment discretion.

7.3.	The Sub-Adviser is authorized to direct portfolio transactions to a broker that is an affiliated person of the Adviser, the Sub-Adviser, or the Funds in accordance with such standards and procedures as may be approved by the Board in accordance with Rule 17e-1 under the 1940 Act, or other rules or guidance promulgated by the SEC. Any transaction placed with an affiliated broker must (i) be placed at best execution, and (ii) may not be a principal transaction.

7.4.	On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations and subject to its policies on trade aggregation and allocation, is authorized to aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner which the Sub-Adviser considers to be equitable and consistent with its fiduciary obligations to the Funds and to its other clients over time and subject to its policies on trade aggregation and allocation.

7.5.	Subject to Section 5 (e.g., adherence to each Fund’s registration statement), the Sub-Adviser may, at the direction of the Adviser or its Delegate, make decisions for the Fund as to derivative instruments and foreign currency matters and make determinations as to the retention or disposition of derivative instruments, foreign currencies or securities or other instruments denominated in foreign currencies, or derivative instruments based upon foreign currencies, including forward foreign currency contracts and options and futures on foreign currencies, and may execute and perform the same on behalf of a Fund.

8.	Records/Reports.

8.1.	Recordkeeping. The Sub-Adviser shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Funds, except as otherwise provided herein or as may be necessary for the Sub-Adviser to supply to the Adviser, the Board or the Trust’s chief compliance officer (the “Chief Compliance Officer”) the information required to be supplied under this Agreement.

8.2.	Separate Books and Records. The Sub-Adviser shall maintain separate books and detailed records of all matters pertaining to Fund assets advised by the Sub-Adviser required by Rule 31a-1 under the 1940 Act (other than those records being maintained by any administrator, sub-administrator, custodian or transfer agent appointed by the Funds) relating to its responsibilities provided hereunder with respect to the Funds, and shall preserve such records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act (the “Funds’ Books and Records”). The Funds’ Books and Records shall be available to the Adviser, the Board and the Chief Compliance Officer at any time upon request, shall be delivered to the Adviser upon the termination of this Agreement and shall be available without delay during any day the Adviser is open for business.

8.3.	Holdings Information and Pricing. The Sub-Adviser shall provide regular reports regarding Fund holdings, and shall, on its own initiative, furnish the Adviser and the Board from time to time with whatever information the Sub-Adviser believes is appropriate for this purpose. The Sub-Adviser agrees to immediately notify the Adviser if the Sub-Adviser reasonably believes that the value of any security held by a Fund may not reflect its fair value. The Sub-Adviser agrees to provide any pricing information of which the Sub-Adviser is aware to the Trust, the Board, the Adviser and/or any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Trust’s valuation procedures for the purpose of calculating each Fund’s net asset value in accordance with procedures and methods established by the Board.

8.4.	Cooperation with Agents of the Trust. The Sub-Adviser agrees to cooperate with and provide reasonable assistance to the Adviser, the Trust, the Chief Compliance Officer, any Trust custodian or foreign sub-custodians, any Trust pricing agents and all other agents and representatives of the Trust, and to provide such information with respect to the Funds as they may reasonably request from time to time in the performance of their obligations, provide prompt responses to reasonable requests made by such persons and establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

8.5.	Information and Reporting. The Sub-Adviser shall provide the Adviser and the Trust, and its respective officers, with such periodic reports concerning the obligations the Sub-Adviser has assumed under this Agreement as the Board or the Adviser may from time to time reasonably request.

8.6.	Notification of Breach/Compliance Reports. The Sub-Adviser shall notify the Adviser immediately upon detection of (i) any material failure to manage any Fund in accordance with its investment objectives and policies or any applicable law; or (ii) any material breach of any of the Funds’ or the Sub-Adviser’s policies, guidelines or procedures. The Sub-Adviser agrees to correct any such failure promptly and to take any action that the Adviser or the Board may reasonably request in connection with any such breach. Upon request, the Sub-Adviser shall also provide the officers of the Trust with supporting certifications in connection with such certifications of Fund financial statements and the Trust’s disclosure controls adopted pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations adopted thereunder, and agrees to inform the Trust of any material development related to a Fund that the Adviser reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act. The Sub-Adviser will promptly notify the Adviser in the event (i) the Sub-Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust or the Adviser (excluding class action suits in which a Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Sub-Adviser with the federal or state securities laws or (ii) an actual change in control of the Sub-Adviser resulting in an “assignment” (as defined in the 1940 Act) that has occurred or is otherwise proposed to occur.

8.7.	Board and Filings Information. The Sub-Adviser will also provide the Adviser and the Board with any information reasonably requested regarding its management of the Funds required for any meeting of the Board, or for any shareholder report, amended registration statement, proxy statement, or prospectus supplement to be filed by the Trust with the SEC. The Sub-Adviser will make its officers and employees available to meet with the Board from time to time on reasonable notice to review its investment management services to the Funds in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be requested by the Board under Section 15(c) of the 1940 Act in order for the Board to evaluate this Agreement or any proposed amendments thereto.

8.8.	Transaction Information. The Sub-Adviser shall furnish to the Adviser, the Board or a designee such information concerning portfolio transactions as may be necessary to enable the Adviser, the Board or a designated agent to perform such compliance testing on the Funds and the Sub-Adviser’s services as the Adviser may, in its sole discretion, determine to be appropriate. The provision of such information by the Sub-Adviser to the Adviser, the Board or a designated agent in no way relieves the Sub-Adviser of its own responsibilities under this Agreement.

9.            Code of Ethics. The Sub-Adviser has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, which it will provide to the Adviser and Trust. The Sub-Adviser shall ensure that its Access Persons (as defined in the Sub-Adviser’s Code of Ethics) comply in all material respects with the Sub-Adviser’s Code of Ethics, as in effect from time to time. Upon request, the Sub-Adviser shall provide the Adviser and the Trust with a copy of the Sub-Adviser’s current Code of Ethics, as in effect from time to time. The Sub-Adviser certifies that it has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by the Sub-Adviser’s Code of Ethics. Annually, the Sub-Adviser shall furnish a written report, which complies with the requirements of Rule 17j-1, concerning the Sub-Adviser’s Code of Ethics to the Adviser and Trust. The Sub-Adviser shall respond to requests for information from the Adviser and the Trust as to violations of the Code of Ethics by Access Persons and the sanctions imposed by the Sub-Adviser. The Sub-Adviser shall immediately notify the Adviser of any material violation of the Code of Ethics, whether or not such violation relates to a security held by any Fund.

10.           Members and Employees. Members and employees of the Sub-Adviser may be trustees, officers or employees of the Trust.

11.           Custody. Nothing in this Agreement shall permit the Sub-Adviser to take or receive physical possession of cash, securities or other investments of a Fund.

12.           Compensation.

12.1.	Sub-Advisory Fee. During the term of this Agreement, the Sub-Adviser shall bear its own costs of providing services under this Agreement. The Adviser agrees to pay to the Sub-Adviser or its designated paying agent, an annual sub-advisory fee equal to the amount of the daily average net assets of each Fund shown on Schedule A attached hereto, payable on a monthly basis.

12.2.	The initial fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement with respect to a Fund and shall be prorated as set forth below. If this Agreement is terminated with respect to a Fund prior to the end of any calendar month, the sub-advisory fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which the Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 30 days after the date of termination.

12.3.	The Sub-Adviser shall look exclusively to the Adviser for payment of the sub-advisory fee.

13.           Non-Exclusivity. The services to be rendered by the Sub-Adviser under the provisions of this Agreement are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby. Without limiting the foregoing, the Sub-Adviser, its members, employees and agents may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm, entity or individual, and may render underwriting services to the Trust on behalf of a Fund or to any other investment company, corporation, association, firm, entity or individual.

14.           Liability and Standard of Care; Trade Errors.

14.1.	The Sub-Adviser shall exercise due care and diligence and use the same skill and care in providing its services hereunder as it uses in providing services to other investment companies, accounts and customers, but the Sub-Adviser and its affiliates and their respective agents, control persons, directors, officers, employees, supervised persons and access persons shall not be liable for any action taken or omitted to be taken by the Sub-Adviser in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its duties. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any right which the Trust, a Fund or any shareholder of a Fund may have under any federal securities law or state law the applicability of which is not permitted to be contractually waived.

14.2.	The Sub-Adviser shall indemnify the Trust, each Fund, the Adviser and each of their respective affiliates, agents, control persons, directors, members of the Board, officers, employees and shareholders (the “Adviser Indemnified Parties”) against, and hold them harmless from, any costs, expense, claim, loss, liability, judgment, fine, settlement or damage (including reasonable legal and other expenses) (collectively, “Losses”) arising out of any claim, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) asserted or threatened to be asserted by any third party (collectively, “Proceedings”) in so far as such Loss (or actions with respect thereto) arises out of or is based upon: (i) any material misstatement or omission of a material fact in information regarding the Sub-Adviser furnished in writing to the Adviser by the Sub-Adviser for use in the Registration Statement, proxy materials or reports filed with the SEC; or (ii) the willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties of the Sub-Adviser in the performance of its duties under this Agreement (collectively, “Sub-Adviser Disabling Conduct”).

14.3.	Notwithstanding anything to the contrary contained herein, the Sub-Adviser, its affiliates and their respective agents, control persons, directors, partners, officers, employees, supervised persons and access persons shall not be liable to, nor shall they have any indemnity obligation to, the Adviser, its officers, directors, agents, employees, controlling persons or shareholders or to a Fund, Trust or their shareholders for: (i) any material misstatement or omission of a material fact in a Fund’s Prospectus, registration statement, proxy materials or reports filed with the SEC, unless and to the extent such material misstatement or omission was made in reliance upon, and is consistent with, the information furnished to the Adviser by the Sub-Adviser specifically for use therein; (ii) any action taken or failure to act in good faith reliance upon (A) information, instructions or requests, whether oral or written, with respect to a Fund made to the Sub-Adviser by a duly authorized officer of the Adviser or the Trust; (B) the advice of counsel to the Trust; or (C) any written instruction of the Board; or (iii) acts of the Sub-Adviser which result from or are based upon acts or omissions of the Adviser, including, but not limited to, a failure of the Adviser to provide accurate and current information with respect to any records maintained by Adviser, which records are not also maintained by the Sub-Adviser; provided, however, that the limitations on the Sub-Adviser’s liability and indemnification obligations described in (i) through (iii) above shall not apply with respect to, and to the extent, any portion of liability is attributable to Sub-Adviser Disabling Conduct.

14.4.	The Sub-Adviser shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results, either relative or absolute, will be achieved.

14.5.	For the avoidance of doubt, neither Fund shareholders nor the members of the Board shall be personally liable under this Agreement.

14.6.	The Adviser shall indemnify the Sub-Adviser and each of its respective affiliates, agents, control persons, directors, officers, employees and shareholders (the “Sub-Adviser Indemnified Parties”) against, and hold them harmless from, any Losses arising out of any Proceedings in so far as such Loss (or actions with respect thereto) arises out of or is based upon: (i) any material misstatement or omission of a material fact in information regarding the Adviser furnished by or on behalf of the Adviser in writing for use in the Registration Statement, proxy materials or reports filed with the SEC; or (ii) the willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties of the Adviser in the performance of its duties under this Agreement (collectively, “Adviser Disabling Conduct”).

14.7.	Notwithstanding anything to the contrary contained herein, the Adviser, its affiliates and their respective agents, control persons, directors, partners, officers, employees, supervised persons and access persons shall not be liable to, nor shall they have any indemnity obligation to, any Sub-Adviser Indemnified Parties for: (i) any material misstatement or omission of a material fact in a Fund’s Prospectus, registration statement, proxy materials or reports filed with the SEC, to the extent such material misstatement or omission was made in reliance upon, and is consistent with, the information furnished to the Adviser by or on behalf of the Sub-Adviser specifically for use therein; (ii) any action taken or failure to act in good faith reliance upon acts or omissions of the Sub-Adviser which result from or are based upon acts or omissions of the Sub-Adviser, including, but not limited to, a failure of the Sub-Adviser to provide accurate and current information with respect to any records maintained by Sub-Adviser; provided, however, that the limitations on the Adviser’s liability and indemnification obligations described in this Section 14.7 shall not apply with respect to, and to the extent, any portion of liability that is attributable to Adviser Disabling Conduct.

14.8.	(a) Notwithstanding Sections 14.1 and 14.2, the Sub-Adviser shall be solely responsible for any net losses arising out of or relating to its trade errors, execution mistakes, allocation errors, or other incorrect, incomplete, or erroneous acts or omissions in connection with its trading activities for any Fund (collectively, “Trade Errors”) provided, however, that the term "Trade Errors" shall not include (i) any error arising from the Sub-Adviser’s good faith execution of an instruction received from the Adviser or Delegate that is subsequently determined to have been incorrect, incomplete, or erroneous, unless the Sub-Adviser had actual knowledge at the time of execution that such instruction was incorrect, incomplete, or erroneous; (ii) any error attributable to (A) systems, data or information provided or made available to the Sub-Adviser by the Adviser, the Trust, the Custodian, Administrator, or any Delegate, or any third-party data or service provider retained by the Adviser, the Trust, or a Delegate on behalf of the Funds, or (B) any defect, error, failure, delay, or inaccuracy in any third-party data, data feed, software, system, or service procured or utilized by the Sub-Adviser in the ordinary course of performing its trade execution obligations hereunder; or (iii) any investment decision made by the Adviser, Newfound and/or ReSolve Cayman that has been communicated to the Sub-Adviser pursuant to Section 2.1(d).

(b)       For purposes of this Section 14.8, "net losses" means the aggregate direct economic loss to a Fund resulting from a Trade Error, calculated by netting all gains and losses across all positions and instruments arising from or affected by the same Trade Error event or related series of transactions.

(c)       The Sub-Adviser shall promptly notify the Adviser and the Trust's Chief Compliance Officer of any Trade Error, and it shall use reasonable efforts to unwind, correct or otherwise mitigate any such Trade Error, including pursuing recovery from the applicable broker, dealer or counterparty. Any net losses resulting from a Trade Error which cannot be unwound or are not reimbursed by the applicable broker, dealer or counterparty shall be promptly reimbursed to the Fund by the Sub-Adviser at its own expense and the Sub-Adviser shall not allocate to any Fund any such net loss. To the extent that a Fund subsequently receives any payments from a broker, dealer, or other third party for the same loss for which the Sub-Adviser has reimbursed the Fund, the Fund shall promptly reimburse the Sub-Adviser in the amount of such third-party recovery. Any net gains resulting from a Trade Error shall be retained by the applicable Fund.

14.9.	Notwithstanding any other term of this Section 14, none of the Adviser Indemnified Parties or the Sub-Adviser Indemnified Parties shall be liable to one another for special, consequential or incidental damages.

15.	Term/Approval/Amendments.

15.1.	This Agreement shall become effective with respect to a Fund upon (a) the parties’ mutual agreement to add such Fund to this Agreement and (b) approval of this Agreement with respect to such Fund by (i) a vote of the Board, including a majority of those trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval (or in another manner permitted by the 1940 Act or pursuant to exemptive relief therefrom), and (ii) by vote of a majority of the Fund’s outstanding securities (to the extent required under the 1940 Act). No rights or obligations shall arise under this Agreement as to any Fund until both (a) and (b) have been satisfied. This Agreement shall continue in effect with respect to a Fund for an initial period of two years thereafter, and may be renewed annually thereafter only so long as such renewal and continuance is specifically approved at least annually by the Board provided that in such event such renewal and continuance shall also be approved by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval (or in another manner permitted by the 1940 Act or pursuant to exemptive relief therefrom).

15.2.	No material amendment to this Agreement shall be effective unless the terms thereof have been approved as required by the 1940 Act. The modification of any of the non-material terms of this Agreement may be approved by the vote, cast in person at a meeting called for such purpose (or in another manner permitted by the 1940 Act or pursuant to exemptive relief therefrom), of a majority of the Independent Trustees.

15.3.	In connection with such renewal or amendment, the Sub-Adviser shall furnish such information as may be reasonably necessary by the Adviser or the Board to evaluate the terms of this Agreement and any amendment thereto.

15.4.	This Agreement may be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of a Fund, on sixty (60) days’ written notice to the Adviser and the Sub-Adviser, or by the Adviser or Sub-Adviser on sixty (60) days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event the Investment Advisory Agreement between the Adviser and the Trust is assigned (as defined in the 1940 Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice. This Agreement will also automatically terminate in the event of its assignment (as defined in the 1940 Act) unless the parties hereto, by agreement, obtain an exemption from the SEC from the provisions of the 1940 Act pertaining to the subject matter of this subsection.

16.	Use of the Sub-Adviser’s Name.

16.1.	The parties agree that the name of the Sub-Adviser, the names of any affiliates of the Sub-Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of the Sub-Adviser and its affiliates. The Adviser and the Trust shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Sub-Adviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.

16.2.	Upon termination of this Agreement, the Adviser and the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. The Adviser and the Trust agree that they will review with the Sub-Adviser any advertisement, sales literature, or notice prior to its use that makes reference to the Sub-Adviser or its affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names so that the Sub-Adviser may review the context in which it is referred to, it being agreed that the Sub-Adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the 1940 Act or other applicable laws and regulations. If the Adviser or the Trust makes any unauthorized use of the Sub-Adviser’s names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the Sub-Adviser shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Sub-Adviser shall be entitled to injunctive relief, as well as any other remedy available under law.

17.	Nonpublic Personal Information. Notwithstanding any provision herein to the contrary, the Sub-Adviser agrees on behalf of itself and its directors, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Adviser and the Trust (a) all records and other information relative to each Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Adviser or the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Sub-Adviser. Such written approval shall not be unreasonably withheld by the Adviser or the Trust and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

18.	Anti-Money Laundering Compliance. The Sub-Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Sub-Adviser agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Sub-Adviser, now and in the future. The Sub-Adviser further agrees to provide to the Trust, the Trust’s administrator, sub-administrator and/or the Trust’s anti-money laundering compliance officer such reports, certifications and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Sub-Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

19.           Notices. Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below, or such other address(es) as may be specified in writing by one party to the other party.

Notices to Adviser shall be sent to:

Tidal Investments LLC
234 West Florida Street, Suite 700
Milwaukee, Wisconsin 53204
Attn: Chief Executive Officer

Notices to Sub-Adviser shall be sent to:

ReSolve Asset Management Inc. 401 Bay Street, 16th Floor, Toronto, Ontario, Canada M5H 2Y4
Attn: President

20.           Successors. This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

21.           Meanings. For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities;” “interested persons;” and “assignment” shall have the meaning defined in the 1940 Act or the rules promulgated thereunder; subject, however, to such exemptions as may be granted by the SEC under the 1940 Act or any interpretations of the SEC staff.

22.           Entire Agreement and Amendments. This Agreement represents the entire agreement among the parties with regard to the investment management matters described herein and may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto except as otherwise noted herein.

23.           Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

24.          Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the state of New York and the Adviser and Sub-Adviser consent to the jurisdiction of courts, both state or federal, in New York, with respect to any dispute under this Agreement.

25.          Section Headings. The headings of sections contained in this Agreement are provided for convenience only, form no part of this Agreement and shall not affect its construction.

26.          Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN ANY TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED ANY TRADING PROGRAM OF THE ADVISOR OR THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have this Agreement to be executed by their duly authorized officers on the day and year first written above.

TIDAL INVESTMENTS LLC

By:	/s/Jay Pestrichelli
Name:	Jay Pestrichelli
Title:	Chief Trading Officer
Date:	4/24/2026

RESOLVE ASSET MANAGEMENT INC.

By:	/s/Cheryl Davidson
Name:	Cheryl Davidson
Title:	President
Date:	4/24/2026

Schedule A

to the

Sub-Advisory Agreement

by and between

Tidal Investments LLC

and

ReSolve Asset Management Inc.

Fund Name	Sub-Advisory Fee	Effective Date	Proxy Voting Authority
Return Stacked® Bonds and Managed Futures ETF	0.04%	February 7, 2023	None
Return Stacked® Global Stocks & Bonds ETF	0.04%	December 4, 2023	None
Return Stacked® U.S. Stocks & Managed Futures ETF	0.04%	September 5, 2023	None
Return Stacked® Bonds & Futures Yield ETF	0.04%	August 20, 2024	None
Return Stacked® U.S. Stocks & Futures Yield ETF	0.04%	May 29, 2024	None
Return Stacked® Bonds & Merger Arbitrage ETF	0.03%	December 18, 2024	None
Return Stacked® U.S. Stocks & Gold/Bitcoin ETF	0.05%	May 30, 2025	None

Schedule B

to the

Sub-Advisory Agreement

by and between

Tidal Investments LLC

and

ReSolve Asset Management Inc.

Delegate	Scope of Delegated Authority

Newfound Research LLC	Investment instructions with respect to each Fund's securities portfolio, including securities and financial instruments to be purchased and sold

ReSolve Asset Management SEZC (Cayman)	Investment instructions with respect to each applicable Fund's commodities portfolio, including commodity instruments to be purchased and sold